RISK FACTORS (1999)

THERE IS NO ASSURANCE THAT THE PROPOSED BUSINESS OF ORBIT DESCRIBED HEREIN WILL BE COMMERCIALLY VIABLE. IN ADDITION, ACTUAL RESULTS OF THE DEVELOPMENT ACTIVITIES, TECHNOLOGICAL DEVELOPMENTS, MARKET AND COMPETITIVE CONDITIONS. RESULTS OF OPERATIONS AND OTHER FACTORS MAY REQUIRE SIGNIFICANT MODIFICATIONS OF ALL OR PART OF THE PROPOSED BUSINESS.

          POTENTIAL SECURITIES ACT LIABILITIES. Current management believes the Company may have sold securities and notes prior to January 1996 without registration under the Securities Act of 1933, as amended (the "Act"), or without qualification under the securities (blue sky) laws of certain states. As a result of such sales, and a subsequent transfer of the shares by the original purchasers, the Company may not be able to claim valid exemptions for such sales since the burden of proving any exemption is on the Company. Therefore, no assurances can be given as to any liability which may result from violations of the registration or qualifications provisions of the federal or state securities laws. The Company may thus may have a continuing contingent liability under the Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and various state securities laws for an undetermined amount for an undetermined period.

          POTENTIAL CORPORATION LAW LIABILITY. The Company is conducting an internal audit, which has revealed that substantial shares of the Common Stock issued to former directors, and officers may be subject to cancellation. This would reduce the number of outstanding shares significantly. Between December 16, 1992 and February 17, 1994, the Company may have issued more shares of Common Stock than it had authorized under its Certificate of Incorporation.

          START-UP COMPANY. To date the Company has been engaged in the development of technologies and intends to commercially exploit certain of its technologies with third parties. Until the commencement of sales or licensing of the technologies, the Company will have no operating revenues but will continue to incur substantial expenses. No assurances can be given that the Company can complete development of any technologies or that if a technology is, or in the future may be, fully developed, that it can be manufactured by others on a large scale basis or at a feasible cost. Further, no assurance can be given that any technology will receive market acceptance. The Company is subject to all the risks inherent in the establishment of a new enterprise and the marketing and manufacturing of new products, many of which risks are beyond the control of the Company. There can be no assurances that the proposed business of the Company described herein will be commercially viable. In addition, actual results of the development activities, technological developments, market and competitive conditions, results of operation and other factors may require significant modification of all or part of the Company's proposed business plan. See Item 6. Management 's Plan of Operation.

          RISKS OF FOREIGN OPERATIONS. Certain studies and tests of the technologies are being conducted outside of the United States. Certain customers for these technologies may be outside the United States, in various parts of the world, including Russia and Ukraine. Thus, the Company may be subject to the risks of operations including currency fluctuations, import/export controls, lack of a well-defined business or legal system, arbitrary government actions, and instability of a political system.

          LACK OF PATENT PROTECTION. There is a patent pending for the Polymer Encapsulation System (PET). Patents held by the Company may be infringed upon


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by others and there can be no assurance that the Company will be able to afford the high cost of filing and pursuing an infringement action against any such alleged infringing party. In addition, there can be no assurance that any particular aspect of the Company's technologies will not be found to infringe the claims of other existing patents. Certain technology embodied in the patents covering the Company's Metafusion Process may incorporate technology embodied in patents owned by other entities. Even if other patents infringed, Orbit may not have the financial resources to prosecute. The Company has also filed a number of patent applications. There can be no assurance that additional patents will be issued in respect of the patent applications pending. The Company also relies, to a lesser extent, on trade secrets and confidential disclosure agreements to protect its technology. Neither the issuance of patents nor the use of trade secrets will necessarily protect the Company from other persons using technologies similar to those covered by the Company's patents or trade secrets.

          LACK OF FULL TIME RESEARCH AND DEVELOPMENT TEAM. In addition to the Company's officers, Orbit currently uses third party subcontractors and non-affiliated laboratories to develop and review applications of its technologies.

          DEPENDENCE ON KEY INDIVIDUALS. The success of the Company is dependent upon among other things, the services of Dr. Stephen V. Prewett. and Dr. Christopher M. Miller, both consultants with the company. The loss of the services of Dr. Prewett and/or Dr. Miller for any reason could have a material adverse effect of the prospects of the Company.

          TRANSACTIONS WITH PRIOR MANAGEMENT. During the period prior to January 1996 there had been substantial transactions between the Company and members of management, including Adrian Joseph, Tatum C. Singletary and Richard A. Wall. These transactions include the alleged exchange of technology developed or purchased by Mr. Joseph for shares of Common Stock and/or the payment of shares for debt or for services rendered or gifts to others. In an action filed by Joseph, Adrian Joseph et al. v. Orbit Technologies Inc., in the San Diego Superior Court, Case No. 701380 the Court found by clear and convincing evidence that all the stock issued to Joseph for alleged technologies and alleged compensation previously issued to Joseph was invalidly issued and is therefore null and void. No assurances can be given that the value of the technology transferred or the services rendered or other items of value exchanged equal the value of the Common Stock transferred to such parties. Such transfers were not approved by an independent majority of the board of directors and thus may not have been on the same terms as if they were transactions with unaffiliated third parties. An audit has been conducted to review these transactions. Management is currently attempting to rectify the apparent misconduct in these transactions. See item 3. Legal Proceedings and Item 12. Certain Relationships and Related Transactions.